UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2020

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1325 Avenue of Americas, 28th Floor
New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00005 par value	BCLI	NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Brainstorm Cell Therapeutics Inc. (the “Company”) appointed Anthony Waclawski as its Executive Vice President, Global Head of Regulatory Affairs effective September 8, 2020.

On September 2, 2020, the Company and Anthony Waclawski entered into an offer letter, effective as of his September 8, 2020 start date (the “Effective Date”), which sets forth the terms of Dr. Waclawski’s employment (the “Agreement”). Pursuant to the Agreement, Dr. Waclawski will be paid an annual base salary of $300,000 (the “Base Salary”) and will also be eligible to receive an annual cash bonus of up to 30% of his base salary, subject to his satisfaction of pre-established performance goals to be mutually agreed upon by the Company’s CEO, the Board of Directors of the Company (the “Board”) and Dr. Waclawski. Performance will be evaluated through a performance management framework and a bonus range based on the target bonus, and the bonus for 2020 will be pro-rated. Dr. Waclawski will also receive other benefits that are generally made available to the Company’s employees.

Pursuant to the Agreement, Dr. Waclawski will receive on the Effective Date, an option to purchase up to 80,000 shares of the Company’s common stock, $0.00005 par value per share (“Common Stock”) under the Company’s 2014 Stock Incentive Plan, with an exercise price equal to the price of the Common Stock of the Company immediately preceding normal trading hours on the day of the grant, which shall vest as to 100% of the award on the first anniversary of the date of grant, provided Dr. Waclawski remains continuously employed by the Company from the date of grant through the vesting date.

Pursuant to the Agreement, on the Effective Date, Dr. Waclawski will also receive a grant of 35,000 shares of restricted Common Stock, which shall vest as to 100% of the award on July 1, 2021, provided Dr. Waclawski remains continuously employed by the Company from the date of grant through the vesting date.

The Agreement contains termination provisions, pursuant to which if the Company terminates the Agreement or Dr. Waclawski’s employment without Cause (as defined in the Agreement) or if Dr. Waclawski terminates the Agreement or his employment thereunder with Good Reason (as defined in the Agreement), Dr. Waclawski is entitled to (i) twelve (12) months Base Salary in a lump sum, (ii) payment of any portion of his bonus Dr. Waclawski would otherwise be entitled to receive during the period of employment in that fiscal year and (iii) reimbursement of monthly COBRA premiums for three (3) months following termination.

Prior to joining the Company, Dr. Waclawski served as Head Regulatory and Pharmaceutical Sciences, Innovative Medicines Development at Bristol-Myers Squibb since November 2016. He also served as Vice President, Global Submissions and Regulatory Policy at Bristol-Myers Squibb from June 2014 to October 2016.

Dr. Waclawski is 59 years old. There is no arrangement or understanding between Dr. Waclawski and any other person pursuant to which he was appointed as Executive Vice President, Global Head of Regulatory Affairs of the Company. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Dr. Waclawski has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Dr. Waclawski and any member of the Board or other executive officer of the Company.

The above description of the Agreement is qualified in its entirety by reference to the terms of the Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter by and between Brainstorm Cell Therapeutics Inc. and Anthony Waclawski.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

Date: September 3, 2020	By:	/s/ Chaim Lebovits
Chaim Lebovits
Chief Executive Officer and President